Exhibit 23.3

[LETTERHEAD OF SPERRY, CUONO, HOLGATE & CHURCHILL, C.P.A.’S P.C.]

Consent of Independent Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1 of our report dated February 23, 2006, on the consolidated financial statements of Northeast Community Bank as of December 31, 2004 and for each of the years in the two year period ended December 31, 2004, appearing in the Prospectus, which is a part of this Registration Statement on Form S-1. We further consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Sperry, Cuono, Holgate & Churchill, C.P.A.’s P.C.

Lake Katrine, New York

March 13, 2006